Exhibit (a)(1)(A)

DIGIRAD CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the 1998 Stock Option/Stock Issuance Plan and 2004 Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

June 11, 2009

DIGIRAD CORPORATION

Offer to Exchange Certain Outstanding Options for New Options

This offer and the related withdrawal rights will expire at 9:00 p.m., Pacific Time,

on July 9, 2009 unless we extend the expiration date.

By this offer, Digirad Corporation and our subsidiaries (collectively referred to as “Digirad,” the “Company,” “we,” “our” or “us”) are giving eligible employees the opportunity to exchange all (and not less than all) of their outstanding options with an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) for a new grant of options. Eligible employees will have the opportunity to exchange these options for new options regardless of whether the options are vested or unvested.

If you participate in the offer, the number of new options that you receive will depend on the number of options you exchange and the exercise price of those options.

We will grant new options following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “new grant date”). The new grant date will be July 9, 2009, unless we extend the expiration date. If the expiration date is extended, the new grant date similarly will be delayed. The new options will be granted under the Company’s 2004 Stock Incentive Plan.

The new vesting schedule that will apply to the new options is explained in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”). Vesting is conditioned upon your continued employment with us through each applicable vesting date, subject to the terms of your new option agreement.

Our common stock is traded on the Nasdaq Global Market under the symbol “DRAD.” On June 10, 2009, the closing price of our common stock was $1.24 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009 to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Only responses that are complete, signed and actually received by Digirad by the deadline will be accepted. Digirad intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within four (4) U.S. business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Catherine Fullaway

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Phone: (858) 726-1424

E-mail: Catherine.Fullaway@Digirad.com

Neither Digirad nor its employees will provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your personal financial, legal and/or tax advisor.

Offer to Exchange dated June 11, 2009

You should rely only on the information contained or incorporated by reference in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1

RISKS OF PARTICIPATING IN THE OFFER		12

THE OFFER		19

1.	Eligibility	19

2.	Number of options; expiration date	19

3.	Purposes of the offer	21

4.	Procedures for electing to exchange options	22

5.	Withdrawal rights and change of election	23

6.	Acceptance of options for exchange and issuance of new options	24

7.	Conditions of the offer	25

8.	Price range of shares underlying the options	27

9.	Source and amount of consideration; terms of new options	28

10.	Information concerning Digirad	32

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	33

12.	Status of options acquired by us in the offer; accounting consequences of the offer	34

13.	Legal matters; regulatory approvals	34

14.	Material U.S. federal income tax consequences	35

15.	Extension of offer; termination; amendment	36

16.	Fees and expenses	37

17.	Additional information	37

18.	Financial statements	38

19.	Miscellaneous	38

SCHEDULE A	Information Concerning the Executive Officers and Directors of Digirad Corporation	A-1
SCHEDULE B	Financial Information of Digirad Corporation	B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying cover letter from Richard Slansky, our Chief Financial Officer, dated June 11, 2009, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents, as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) for new options.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•

“cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged options will be cancelled. The cancellation date will be July 9, 2009, unless we extend the expiration date.

•	“common stock” refers to Digirad Corporation common stock.

•

“eligible employee” refers to an employee (including an executive officer) of Digirad (which, for purposes of this offer, includes all subsidiaries of Digirad) as of the commencement of the offer and through the expiration date. The members of our board of directors are not eligible employees and may not participate in the offer.

•

“eligible options” refers to options to purchase shares of Digirad’s common stock that have an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer), were granted under either the Company’s 1998 Stock Option/Stock Issuance Plan or 2004 Stock Incentive Plan and remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock on the expiration date.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Digirad listed on Schedule A to this Offer to Exchange.

•

“expiration date” refers to the date and time that this offer expires. The expiration date will be July 9, 2009, at 9:00 p.m., Pacific Time, unless we extend the expiration date. We may extend the expiration date at our discretion. If we extend the offering period, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new grant date” refers to the date that is the same U.S. calendar day as the expiration date and the cancellation date. This is the date when new options will be granted. The new grant date will be July 9, 2009, unless we extend the expiration date.

•

“new options” refers to the options granted in connection with this offer. The new options will be non-statutory stock options granted on the new grant date pursuant to the 2004 Plan and subject to the terms and conditions of a new option agreement between you and the Company.

•

“new option exercise price” refers to the exercise price per share at which new options may be exercised to purchase Digirad common stock. The new option exercise price will be equal to the closing price per share of the Company’s common stock on the expiration date. Therefore, your new option exercise price will not be known until the expiration date. On the expiration date, after the close of the trading day, we will post the closing price of our common stock for that day and also deliver to you (by e-mail or other method) a notification of that closing price.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 11, 2009, and will end at 9:00 p.m., Pacific Time, on July 9, 2009, unless we extend the expiration date.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

•	“option” refers to an option to purchase shares of Digirad’s common stock.

•	“2004 Plan” or “2004 Stock Incentive Plan” refers to the Company’s 2004 Stock Incentive Plan, as amended.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on the expiration date (currently expected to be July 9, 2009):

1. Properly complete and sign the enclosed election form.

2. Deliver the properly completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

You should note that if you elect to participate in the exchange offer, you must elect to exchange all of your eligible options. If you hold more than one grant of eligible options, you may not choose to exchange one or more of such eligible option grants but not all of your eligible option grants. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Digirad intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within four (4) U.S. business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Digirad by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	If I do want to participate in this offer, am I required to return my original notice(s) of grant and stock option agreement(s) for my eligible options?

A3.	No. You do not have to return your original notice(s) of grant and stock option agreement(s) for your eligible options if you would like to participate in this offer.

Q4.	How many new options will I receive for the options that I exchange?

A4.	The number of new options that you receive will depend on the number of options you exchange and the exercise price of those options:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$3.12 - $4.00	One (1) new option for every two (2) exchanged options.
$4.01 - $5.33	One (1) new option for every three (3) exchanged options.
$5.34 - $10.11	One (1) new option for every four (4) exchanged options.

Please note: If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Digirad’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $3.50 per share and the closing price of Digirad’s common stock on the expiration date is $4.00, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options. (See Section 2)

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis. (See Section 2)

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example 1

If you exchange an option covering 1,000 shares with an exercise price of $3.12, on the new grant date you will receive a new option exercisable for 500 shares. This is equal to the 1,000 shares divided by 2 (the exchange ratio for an eligible option with an exercise price of $3.12) and rounded down to the nearest whole share.

Example 2

If you exchange an option covering 1,000 shares with an exercise price of $4.50, on the new grant date you will receive a new option exercisable for 333 shares. This is equal to the 1,000 shares divided by 3 (the exchange ratio for an eligible option with an exercise price of $4.50) and rounded down to the nearest whole share.

Example 3

If you exchange an option covering 1,000 shares with an exercise price of $5.50, on the new grant date you will receive a new option exercisable for 250 shares. This is equal to the 1,000 shares divided by 4 (the exchange ratio for an eligible option with an exercise price of $5.50) and rounded down to the nearest whole share.

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you are an eligible employee (including an executive officer) of Digirad at the time of this offer and you remain an eligible employee of Digirad or a successor entity through the new grant date. Only employees as of the start of the offer and on the expiration date will be eligible to participate. The members of our board of directors may not participate in the offer. (See Section 1)

Q6.	Why is Digirad making this offer?

A6.	We are making this offer to restore the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and shareholders by incenting employees to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies, has declined significantly over the past several years. In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because the new options will have an exercise price that will be lower than the underwater options. (See Section 3)

Q7.	Which of my options are eligible?

A7.	Your eligible options are those options to purchase shares of common stock of Digirad that have an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer), were granted under either the Company’s 1998 Stock Option/Stock Issuance Plan or 2004 Stock Incentive Plan and remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock on the expiration date. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your outstanding eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options. (See Section 2)

Q8.	Are there circumstances under which I will not be granted new options?

A8.	Yes. If, for any reason, you no longer are an eligible employee of Digirad on the new grant date, you will not receive any new options. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Digirad, your employment with Digirad will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. If this were to occur, we would return the eligible options that you surrendered with respect to those new options that we are prohibited from granting. (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the expiration of, this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

Q9.	Am I required to participate in this option exchange?

A9.	No. Participation in this offer is completely voluntary. (See Section 2)

Q10.	If I exchange eligible options, what will be the exercise price of my new options?

A10.	The exercise price of your new options will be the fair market value of the Company’s common stock on the new grant date, which will be the closing price of our common stock reported by the Nasdaq Global Market on the expiration date. (See Section 9)

For purposes of illustration only, assume the closing price of Digirad’s common stock on the expiration date is $1.50 per share. In such case, the exercise price of the new options will be $1.50 per share. We cannot predict the exercise price of the new options.

Q11.	If I exchange eligible options, when will my new options vest?

A11.	The vesting schedule and maximum term of your current eligible options will no longer apply, and your new options will be subject to a new vesting schedule and have a new maximum term. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

New options will generally vest over a two (2) year period. The new vesting schedule of the new options and the new maximum term of the new options will be as follows:

Vesting Schedule	Maximum Term of New Options
Fifty percent (50%) of the new options will be scheduled to vest on the first anniversary of the new grant date, and 1/24th of the new option will vest monthly thereafter until the new option is completely vested on the second anniversary of the new grant date.	Seven (7) years

We expect the new grant date will be July 9, 2009. None of the new options will be vested on the new grant date. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is generally subject to your continued employment with Digirad or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason before your new options fully vest, your new options will generally expire to the extent unvested. (See Section 1)

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below). (See Section 9)

A new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of service with Digirad. All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 2004 Plan.

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $4.00 per share. Assume that on July 9, 2009, the eligible employee surrenders the option and, in accordance with the exchange ratios listed above, receives 500 new options. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of July 9, 2009

250 shares will be scheduled to vest on July 9, 2010

21 shares will be scheduled to vest on August 9, 2010

21 shares will be scheduled to vest on September 9, 2010

21 shares will be scheduled to vest on October 9, 2010

21 shares will be scheduled to vest on November 9, 2010

21 shares will be scheduled to vest on December 9, 2010

21 shares will be scheduled to vest on January 9, 2011

21 shares will be scheduled to vest on February 9, 2011

21 shares will be scheduled to vest on March 9, 2011

21 shares will be scheduled to vest on April 9, 2011

21 shares will be scheduled to vest on May 9, 2011

21 shares will be scheduled to vest on June 9, 2011

19 shares will be scheduled to vest on July 9, 2011

Maximum Term in this Example:

The new option will expire no later than July 9, 2016.

New options that do not vest will be forfeited.

Q12.	If I participate in this offer, do I have to exchange all of my eligible options?

A12.	Yes. If you wish to participate in the exchange offer, you must tender all (and not less than all) of your eligible options for exchange. You may not tender only a portion of your eligible options. (See Section 2)

Q13.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If one or more of your eligible options is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you must accept this offer with respect to the entire outstanding portion of the eligible option, including the portion beneficially owned by the other person. As described in Question and Answer 12, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. Because you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any decision made or action taken by you with respect to such an election or this offer. (See Section 2)

Q14.	When will I receive my new options?

A14.	We will grant the new options on the new grant date. The new grant date will be the same U.S. calendar day as the expiration date. We expect the new grant date will be July 9, 2009. If the expiration date is extended, the new grant date similarly will be extended to coincide with the new expiration date.

If you are granted new options, we will provide you with your new option agreement promptly after the expiration of the offer. You will be able to exercise your new options when and if your new options vest. (See Section 6)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be July 9, 2009, unless we extend the offer period. (See Section 6)

If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Digirad’s common stock on the expiration date, then those awards will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $3.50 per share and the closing price of Digirad’s common stock on the expiration date is $4.00, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options. (See Section 2)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options. Your new options will be granted to you on the same day that the exchanged options are cancelled. We expect that the new grant date will be July 9, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee through the applicable vesting date, as described in Question and Answer 11 (except in certain limited circumstances as described in such Question and Answer). (See Section 1)

Q17.	If I receive new options for exchanged options, do I need to exercise my new options in order to receive shares?

A17.	Yes. You must exercise your new options in order to receive the shares subject to the award. New options which do not vest before they are terminated or expire will be forfeited. Your new options will not be exercisable until they vest. If you do not exercise your new options while the award is outstanding and exercisable, the unexercised new options will cease to be exercisable and will be forfeited.

Q18.	Can I exchange Digirad common stock that I acquired upon a prior exercise of Digirad options?

A18.	No. This offer relates only to certain outstanding options to purchase shares of Digirad common stock. You may not exchange shares of Digirad common stock in this offer. (See Section 2)

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be July 9, 2009. (See Section 6)

Q20.	If I receive new options for exchanged options, will the terms and conditions of my new options be the same as my exchanged options?

A20.	No. Your new options will have a different exercise price, maximum term and vesting schedule than your exchanged options. (See Question and Answer 11 and Section 9)

Your new options will be granted under the 2004 Plan and will be subject to a stock option agreement. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov. (See Section 9)

Until your new options vest and you exercise and are issued shares for your exercised new options, you will not have any of the rights or privileges of a stockholder of Digirad with respect to the shares issuable upon exercise of the new options. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreements related to such options and the plans under which they were granted. (See Section 6)

Q22.	How does Digirad determine whether an option has been properly tendered?

A22.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Digirad’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $3.50 per share and the closing price of Digirad’s common stock on the expiration date is $4.00, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options. (See Section 2)

Q23.	Will I have to pay taxes if I participate in the offer?

A23.	If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new grant date. However, you normally will have taxable income when you exercise your new options, at which time Digirad typically also may have a tax withholding obligation. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your new option agreement. You also may have taxable capital gain when you sell the shares underlying your new options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q24.	What if Digirad is acquired by another company?

A24.	Although we currently are not anticipating being acquired by another company, a merger or consolidation with or an acquisition by another company could affect the offer. For example, we could withdraw the offer prior to the expiration date, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreements, and you will receive no new options in exchange for them. In addition, the purchase price or number of shares that will be subject to the new options may need to be adjusted to reflect the consideration per share given to holders of our common stock in connection with the acquisition.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options. (See Section 9)

Q25.	Will I receive a new option agreement?

A25.	Yes. All new options will be subject to a new option agreement between you and Digirad, as well as the terms and conditions of the 2004 Plan. Copies of the 2004 Plan and the form of stock option agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. (See Section 9)

Q26.	Are there any conditions to this offer?

A26.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q27.	If you extend the offer period, how will you notify me?

A27.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q28.	How will you notify me if the offer is changed?

A28.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 16)

Q29.	Can I change my mind and withdraw from this offer?

A29.	Yes. You may change your mind after you have submitted an election form and withdraw all of your elected options from the offer at any time before the expiration date (expected to be July 9, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Digirad receives before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options on or before August 4, 2009 you may withdraw your options at any time thereafter. (See Section 5)

Q30.	How do I withdraw my election?

A30.	To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the enclosed withdrawal form.

2. Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

(See Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 12 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 3)

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Catherine Fullaway

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Phone: (858) 726-1424

E-mail: Catherine.Fullaway@Digirad.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 and annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding among other things, the efficacy of our centers of influence model, our expectations about the rate of revenue growth in specific business segments and the reasons for that growth and our profitability, our expectations regarding an increase in sales, strategic traction and sales and marketing spending, uncertainties relating to our ability to compete, uncertainties relating to our ability to increase our market share, changes in coverage and reimbursement policies of third-party payors and the effect on our ability to sell our products and services, our ability to timely develop new products or services that will be accepted by the market and the transition to a new management team and the other risks that are otherwise described from time to time in our filings with the SEC. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek,” “project,” “can,” “could,” “may,” “will,” “would,” “plan” or similar expressions as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this offer. For example, if you exchange an option for 1,000 shares with an exercise price of $4.00 you would receive a new option exercisable for

500 shares. Assume, for illustrative purposes only that the exercise price of your new option is $2.00 per share and three (3) years after the new grant date the price of our common stock increases to $7.00 per share. Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $7.00 per share, you would have realized pre-tax gain of $3,000.00, but if you exchanged your options and sold the shares subject to the new options, you would realize only a pre-tax gain of $2,500.00.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new options vest, you generally will not receive any value from your new options.

Your new options will not be vested on the new grant date.

The new options will be subject to a vesting schedule. If you do not remain an employee with us through the date your new options vest, you will not be able to exercise any portion of your new options. Instead, your new options will expire immediately upon your termination. As a result, you will not receive full value from your new options.

Your new options may have a different maximum term than your cancelled options.

If you exchange eligible options and are granted new options, the maximum term of your new options will be seven (7) years. As a result, if your cancelled option had a maximum term that was greater than seven (7) years, your new options will have a shorter maximum term than the cancelled options. If your cancelled option had a maximum term that was less than seven (7) years, your new options will have a longer maximum term than the cancelled options.

In addition, just as under the eligible options, a new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of employment with Digirad.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer and receive new options in exchange for eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new grant date. However, you generally will have taxable ordinary income when you exercise your vested new options, at which time Digirad generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 14 of the Offer to Exchange for a discussion of the general tax consequences associated with non-statutory stock options.

Tax related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Risks Relating to Our Business, Generally

We are subject to changing health care regulatory rules which could adversely affect us.

Various potential changes to health care regulatory rules could require us to change our operations significantly and could harm us financially.

Nuclear medicine is a “designated health service” under the federal physician self-referral prohibition law known as the Stark Law, which states that a physician may not refer designated health services to an entity with which the physician or an immediate family member has a financial relationship, unless an exception applies. DIS’ physician customers may be able to meet the “in-office ancillary services” exception to the Stark Law if they meet the definition of a “Group Practice” under Stark, appropriately supervise the individuals performing the nuclear imaging services and bill for them, and if the services are performed in the same building in which the physicians regularly practice medicine. From time to time, the Centers for Medicare & Medicaid Services (CMS) has proposed to modify the Stark regulations in a manner that may restrict physicians in some business arrangements from utilizing the in-office ancillary services exception to the Stark Law. CMS could at any time propose or implement other Stark modifications to limit use of the in-office ancillary services exception. If DIS’ customers are unable or unwilling to comply with the Stark Law, utilization rates of our services and products will decline and our business will be harmed. The potential adoption of healthcare reform proposals on a state-by-state basis could require us to develop state-specific marketing and sales approaches and adversely affect the results of operations.

CMS adopted a new rule effective January 1, 2009 requiring all mobile entities providing diagnostic tests to enroll in the Medicare program as an independent diagnostic testing facility (IDTF) for all diagnostic tests they perform, and to bill Medicare directly for such tests. In response to a comment on the regulations, CMS implied that entities leasing diagnostic equipment and personnel to physician offices must enroll in Medicare and bill Medicare directly for all tests performed. Subsequent guidance from CMS clarified that entities leasing diagnostic equipment and personnel to physician offices do not need to enroll in the Medicare program as an IDTF. If CMS were to promulgate new regulations requiring Digirad to enroll in Medicare and bill Medicare directly for all diagnostic test performed using our equipment and DIS personnel, or if a local CMS contractor were to interpret the new regulations to require Digirad to enroll as an IDTF and bill Medicare directly for all tests performed, we would need to change our operations significantly and our financial condition could be adversely affected.

In addition, CMS has recently adopted modifications to the anti-markup rule for diagnostic tests, which limits what physicians can charge Medicare for diagnostic tests in certain circumstances. CMS could at any time propose or implement further changes to the Medicare anti-markup rule for diagnostic tests which could limit what our DIS customers could charge the Medicare program for diagnostic tests. Our financial condition could be adversely affected by such changes.

Our revenues may decline due to reductions in Medicare reimbursement rates, competitor activity, or increased third party payor certification requirements.

New federal and state legislation periodically establishes significant changes in the healthcare system. The success of our DIS business is largely dependent on our customers’ ability to build a financially viable imaging business utilizing leased DIS personnel and equipment. Our customers have been faced with the downward trend in Medicare reimbursement rates, as well as the continuing efforts by some third party payors to reduce health care expenditures by requiring physicians to obtain specific accreditations or certifications, and their efforts to restrict the use of mobile or leased cameras. If such trends continue, they may find it economical to purchase a camera and either cancel or limit their use of our personnel and equipment. In addition, our customers may switch to another service provider. We compete against small local or regional businesses, some of which have the advantage of a lower cost structure, and against imaging centers that install nuclear gamma cameras and make them available to physicians in their geographic vicinity. If these competitors are able to win significant portions of our business, our sales will decline. Our Product segment may also suffer a decline in camera sales as a result of the same factors. Our financial condition would be adversely affected under such circumstances.

We may incur additional losses due to the downturn in the U.S. economy.

Our revenues may be significantly impacted by the downturn in the U.S. economy. The slowing economy may also drive greater pricing pressures from our competition, increase the rate at which we lose business, or lead to disruptions in our supply chain, any of which could result in operating losses or negative cash flows. Further, we cannot assure you that an improvement in economic conditions will result in an immediate improvement in our operating results or cash flows.

Because our business is not widely diversified, obsolescence of our current product offerings would seriously harm our business.

We sell products and lease our imaging systems and personnel primarily in the nuclear and ultrasound imaging markets. Our nuclear imaging systems may become obsolete or unmarketable if new technologies are introduced to the market or if new industry standards emerge. We may not be able to leverage our assets to diversify our products and services in order to generate revenue beyond the nuclear and ultrasound imaging markets in a timely manner. If we are unable to diversify our product and service offerings, our financial condition may suffer.

Our Product segment competes against businesses that have different competitive strengths than we have.

The market for nuclear imaging cameras continues to decrease, thereby making competition a greater challenge. Our competition has negatively impacted our sales prices and volume. Some of our competitors enjoy significant advantages over us, including: greater name recognition, greater financial and technical resources, established relationships with healthcare professionals, larger distribution networks, and greater resources for product development as well as sales and marketing. Additionally, certain medical device companies have developed alternative portable cameras that directly compete with our product offerings. If we are unable to expand our current market share, our revenues are likely to decline.

Our operations are highly dependent upon the availability of certain radiopharmaceuticals and third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.

Our personnel and equipment leasing service involves the use of certain radiopharmaceuticals. We have experienced disruptions in the supply of these radiopharmaceuticals, which have caused us to cancel services that would otherwise be provided. If we are unable to obtain an adequate supply of the necessary radiopharmaceuticals, we may be unable to lease our personnel and equipment through DIS, and our business may be harmed. In addition, we rely on a limited number of third parties to manufacture and supply certain key components of our products. Alternative sources of production and supply may not be readily available. For example, key components of the detector heads and the processing and control software utilized in our gamma cameras are manufactured or supplied by a single source. We have also outsourced production of significant portions of our end product to a single contract manufacturer. If a disruption in the availability of parts, or in the operations of these suppliers were to occur, our ability to build gamma cameras could be materially affected. For this reason, we have backup plans in place that are designed to prevent delays in production. If these plans are unsuccessful, delays in the production of our gamma cameras for an extended period of time could cause the loss of revenue, which could significantly harm our business and results of operations.

Failure to retain key executives, qualified technologists and sales personnel could limit our growth and adversely affect our business.

Our future growth and ability to generate profits will depend in part upon our ability to identify, hire, and retain nuclear medicine technologists, certified cardiographic technicians, ultrasound technologists, and sales personnel. The inability to retain such employees would diminish the knowledge and experience that we, as an organization, possess and might delay or prevent the achievement of our objectives. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified candidates and the intense competition for these types of employees. Furthermore, we have historically suffered high employee turnover in regards to imaging technologists. If we are unable to reduce employee turnover, our business and financial condition may be adversely affected.

Our quarterly and annual financial results are difficult to predict and are likely to fluctuate from period to period.

We have experienced seasonality in the leasing services offered by DIS. While our physicians are obligated to pay us for all lease days to which they have committed, our contracts permit some flexibility in scheduling when services are to be performed. We cannot predict with certainty the degree to which seasonal circumstances such as the summer slowdown, winter holiday vacations and weather conditions will affect the results of our operations. In addition, due to the way that customers in our target markets acquire our products, a large percentage of our camera orders are booked during the last month of each quarterly accounting period. As such, a delivery delay of only a few days may significantly impact our quarter-to-quarter comparisons. Moreover, the sales cycle in our Product segment for our cameras is typically lengthy, which may cause us to experience significant revenue fluctuations. For these reasons, quarterly and annual sales and operating results may vary in the future. Therefore, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Because of these and other factors, our operating results in one or more future reporting periods may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

A large amount of our common stock is held by a small number of stockholders and is thinly traded.

Our common stock is thinly traded and any significant sales of our common stock may cause volatility in our common stock price. In addition, a small number of our current stockholders hold a significant number of our common stock. If any of these stockholders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. We have also registered shares of common stock that we may issue under our employee benefit plans. Accordingly, these shares can be freely sold in the public market upon issuance, subject to restrictions under the securities laws. If any of these stockholders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. Stockholders holding a significant number of our common stock will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

We spend considerable time and money complying with federal and state laws, regulations, and other rules, and if we are unable to comply with such laws, regulations and other rules, we could face substantial penalties.

We are directly, or indirectly through our clients, subject to extensive regulation by both the federal government and the states in which we conduct our business including: the federal Medicare and Medicaid anti-kickback laws, other Medicare laws, regulations, rules, manual provisions, and policies that prescribe the requirements for coverage and payment for services performed by us and our DIS customers; the federal False Claims statutes; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA; the Stark Law; the federal Food, Drug and Cosmetic Act; federal and state radioactive materials laws; state food and drug and pharmacy laws and regulations; state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians; state scope-of-practice laws; and federal rules prohibiting the mark-up of diagnostic tests to Medicare under certain circumstances. If DIS’ customers are unable or unwilling to comply with these statutes, regulations, rules and policies, utilization rates of our services and products will decline and our business will be harmed.

We maintain a compliance program to identify and correct any compliance issues and remain in compliance with all applicable laws, to train employees, to audit and monitor our operations, and to achieve other compliance goals. Like most companies with compliance programs, we occasionally discover compliance concerns. In such cases, we take responsive action including corrective measures when necessary. There can be no assurance that our responsive actions will insulate us from liability associated with any detected compliance concerns.

If our past or present operations are found to be in violation of any of the laws, regulations, rules or policies described above or the other laws or regulations to which we or our customers are subject, we may be subject to civil and criminal penalties, damages, fines, exclusion from federal or state health care programs, or the curtailment or restructuring of our operations. Similarly, if our customers are found to be non-compliant with applicable laws, they may be subject to sanctions, which could have a negative impact on us. If we are excluded from federal or state health care programs, our customers who participate in those programs could not do business with us. Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, and damage our reputation.

Our manufacturing operations and executive offices are located at a single facility that may be at risk from fire, earthquakes or other natural or man-made disasters.

Our manufacturing operations and executive offices are located at a single facility in Poway, California, near known fire areas and earthquake fault zones. Any future natural disaster could cause substantial delays in our operations, damage to our manufacturing equipment and inventory, and cause us to incur additional expenses. Although we have taken precautions to insure our facilities and continuing operations, this may not be adequate to cover our losses in any particular case. A disaster could significantly harm our business and results of operations.

The medical device industry is characterized by litigation that could be costly, result in the diversion of our management’s time and efforts, and require us to pay damages which may not be covered by our insurance.

Our operations entail risks relating to claims or litigation relating to product liability, radioactive contamination, patent infringement, trade secret disclosure, warranty claims, product recalls, property damage, misdiagnosis, personal injury and death. Any litigation or claims against us, or claims we bring against others, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of our management from our core business and harm our reputation. We may incur significant liability in the event of any such litigation, regardless of the merit of the action. If we are unable to obtain insurance, or if our insurance is inadequate to cover claims, our cash reserves and other assets could be negatively impacted. Additionally, costs associated with maintaining our insurance could become prohibitively expensive, and our ability to become profitable could be diminished.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. Our pending U.S. and foreign patent applications, which include claims to material aspects of our products and procedures that are not currently protected by issued patents, may not issue as patents in a form that will be advantageous to us. Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may attempt to challenge or invalidate our patents, or may be able to design alternative techniques or devices that avoid infringement of our patents, or develop products with functionalities that are comparable to ours. In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

Anti-takeover provisions in our organizational documents, our Stockholders Rights Plan and Delaware law may prevent or delay removal of current management or a change in control.

Our restated certificate of incorporation and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock, and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. The rights issued pursuant to our Stockholder Rights Plan will become exercisable, subject to certain exceptions, the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock. In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

THE OFFER

1. Eligibility.

You are an “eligible employee” if you are an employee (including an executive officer) of Digirad and you remain employed by Digirad through the date on which the exchanged options are cancelled. However, the members of our board of directors are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options, you must remain an employee of Digirad through the new grant date, which will be the same U.S. calendar day as the date this offer expires. If you do not remain employed by Digirad through the new grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer period, the offer will expire and the new grant date will be July 9, 2009. Except as provided by applicable law and/or any employment agreement between you and Digirad, your employment with Digirad will remain “at-will” and can be terminated by you or Digirad at any time, with or without cause or notice. In order to vest in your new options, you generally must remain an employee through each relevant vesting date. If your employment with Digirad terminates for any reason before your new options vest in full, your new options will generally expire to the extent unvested.

2. Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) and held by eligible employees, that were granted under either the Company’s 1998 Stock Option/Stock Issuance Plan or 2004 Stock Incentive Plan and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option expires during the offering period, that particular option is not eligible for exchange. In addition, the exercise price of an option must be equal to or greater than the closing price of Digirad’s common stock on the expiration date. If, on the expiration date, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock, the option will not be eligible for exchange (and any election with regard to such option will be disregarded).

Participation in this offer is completely voluntary. However, if you wish to participate in the exchange offer, you must tender all (and not less than all) of your eligible options for exchange. You may not tender only a portion of your eligible options. For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you must exchange all three options or none at all. You may not elect to exchange a partial amount under any option (such as an election to exchange only 150 shares of the remaining 300 shares under the first option) and you may not elect to exchange one or two options but not all three options.

If one or more of your eligible options is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you must accept this offer with respect to the entire remaining outstanding portion of the eligible option, including the portion beneficially owned by the other person, if so directed by the beneficial owner as to his or her portion or otherwise in accordance with the applicable domestic relations order or comparable legal documents. As described above, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. Because you are the legal owner of the eligible option, Digirad will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any decision made or action taken by you with respect to such an election.

Eligible options exchanged for new options.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, if you elect to exchange options, you will receive new options granted under the 2004 Plan. The number of new options that you receive will depend on the number of options you exchange and the exercise price of those options:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$3.12 - $4.00	One (1) new option for every two (2) exchanged options.
$4.01 - $5.33	One (1) new option for every three (3) exchanged options.
$5.34 - $10.11	One (1) new option for every four (4) exchanged options.

Please note: If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Digirad’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $3.50 per share and the closing price of Digirad’s common stock on the expiration date is $4.00, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options.

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis.

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios.

Example 1

If you exchange an option covering 1,000 shares with an exercise price of $3.12, on the new grant date you will receive a new option exercisable for 500 shares. This is equal to the 1,000 shares divided by 2 (the exchange ratio for an eligible option with an exercise price of $3.12) and rounded down to the nearest whole share.

Example 2

If you exchange an option covering 1,000 shares with an exercise price of $4.50, on the new grant date you will receive a new option exercisable for 333 shares. This is equal to the 1,000 shares divided by 3 (the exchange ratio for an eligible option with an exercise price of $4.50) and rounded down to the nearest whole share.

Example 3

If you exchange an option covering 1,000 shares with an exercise price of $5.50, on the new grant date you will receive a new option exercisable for 250 shares. This is equal to the 1,000 shares divided by 4 (the exchange ratio for an eligible option with an exercise price of $5.50) and rounded down to the nearest whole share.

All new options will have an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the expiration date, and will be subject to the terms of the 2004 Plan and a new option agreement between you and Digirad. The current form of stock option agreement under the 2004 Plan has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on July 9, 2009 unless we extend the offer period. We may, in our discretion, extend the offer period, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and shareholders by incenting employees to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies, has declined significantly over the past several years. In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The new options may have greater employee retention value than the exchanged options and therefore benefit Digirad in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the overhang represented by the outstanding eligible options, as each eligible option will be exchanged for new options at a ratio of less than one to one. Further, the exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of the Company’s resources. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the new options issued, while reducing our overhang and compensation expense.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Digirad;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•

The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than the stock repurchase program previously announced by the Company; or

•

Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person, other than in connection with the contemplated declassification of the Company’s board of directors.

In the ordinary course of business, Digirad makes changes in the composition and structure of its board of directors and/or management. Digirad expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009 to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Digirad must receive your properly completed and signed election form before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on July 9, 2009 unless we extend the offer period.

If you participate in this offer, you must elect to exchange all of your eligible options. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on July 9, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options on or before August 4, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Digirad receives before the expiration date.

The delivery of all documents, including election and withdrawal forms, is at your risk. Digirad intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within four (4) U.S. business days. If you have not received a confirmation, it is your responsibility to confirm that Digirad has received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by us by the deadline will be accepted. Responses may be submitted only via fax or e-mail. Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the optionholders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be July 9, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Digirad and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw all (and not less than all) of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of your eligible options at any time before the expiration date, which will be 9:00 p.m., Pacific Time, on July 9, 2009, unless we extend the offer period. If we extend the offer period, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options on or before August 4, 2009, you may withdraw your options at any time thereafter.

To withdraw all (and not less than all) of the options that you previously elected to exchange, you must deliver a valid withdrawal form for such options while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the enclosed withdrawal form.

2. Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Digirad receives before the expiration date.

If you withdraw your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange all of your eligible options, you must submit a new election form to Digirad before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail or U.S. mail within four (4) U.S. business days. If you have not received a confirmation, it is your responsibility to confirm that Digirad has received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Digirad by the deadline will be accepted. Responses may be submitted only via fax or e-mail. Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the expiration date, which we anticipate to be July 9, 2009.

If you choose to participate in this offer, but some of your awards are not “underwater” on the expiration date, that is, the exercise price of your award is equal to or less than the closing price of Digirad’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $3.50 per share and the closing price of Digirad’s common stock on the expiration date is $4.00, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those awards.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the optionholders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new grant date, which is the same U.S. calendar day as the expiration date. We expect the new grant date to be July 9, 2009. All new options will be granted under the 2004 Plan and will be subject to a new option agreement between you and Digirad. The number of new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will provide you your new option agreement. You will be able to exercise your vested new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 20% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Digirad.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer period and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. If a condition is triggered, we will notify optionholders and stockholders as soon as administratively possible whether we have waived an offer condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The Digirad Corporation common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “DRAD.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ending December 31, 2009
2nd Quarter (through June 10, 2009)	$1.89	$1.06
1st Quarter	$1.25	$0.55

Fiscal Year Ended December 31, 2008
4th Quarter	$1.27	$0.48
3rd Quarter	$2.20	$1.10
2nd Quarter	$3.04	$2.05
1st Quarter	$3.69	$2.53

Fiscal Year Ended December 31, 2007
4th Quarter	$4.68	$3.05
3rd Quarter	$4.23	$2.94
2nd Quarter	$4.86	$4.01
1st Quarter	$4.88	$4.05

On June 10, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Market was $1.24 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Options give you the right to purchase a specified number of shares of Digirad’s common stock (fixed on the date of grant) for a fixed exercise price during a prescribed period of time. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional new options will be rounded down to the nearest whole option on a grant-by-grant basis.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 1,166,157 shares) subject to the terms and conditions of this offer, we will grant new options covering a total of approximately 418,090 shares of our common stock, or approximately 2% of the total shares of our common stock outstanding as of June 9, 2009.

General terms of new options.

New options will be granted under the 2004 Plan and will be subject to a new option agreement between you and Digirad. New options will have a different maximum term than your exchanged options. Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged option, as described below. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The following description summarizes the material terms of the 2004 Plan. Our statements in this Offer to Exchange concerning the 2004 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to the 2004 Plan and the form of stock option agreement under the 2004 Plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Please contact Catherine Fullaway to receive copies of the 2004 Plan and the form of stock option agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2004 Stock Incentive Plan

The 2004 Plan permits the granting of options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and other rights and benefits for cash or Digirad common stock. The 2004 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2004 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the stock options granted, including the number of stock options and the vesting criteria.

Exercise price of new options.

The exercise price of options granted under the 2004 Plan generally is determined by the Administrator of such plan. For purposes of this offer, the exercise price per share of a new option will be equal to the fair market value of the Company’s common stock on the new grant date, which will be the closing price of a share of our common stock reported by the Nasdaq Global Market on the new grant date.

Vesting of new options.

The vesting schedule and maximum term of your current eligible options that are exchanged in this offer for new stock options will no longer apply following the expiration date, and your new options will be subject to a new vesting schedule and have a new maximum term. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

New options will generally vest over a two (2) year period. The new vesting schedule of the new options and the new maximum term of the new options will be as follows:

Vesting Schedule	Maximum Term of New Options
Fifty percent (50%) of the new options will be scheduled to vest on the first anniversary of the new grant date, and 1/24th of the new option will vest monthly thereafter until the new option is completely vested on the second anniversary of the new grant date.	Seven (7) years

We expect the new grant date will be July 9, 2009. None of the new options will be vested on the new grant date. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is generally subject to your continued employment with Digirad or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason before your new options fully vest, your new options will generally expire to the extent unvested.

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below).

A new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of employment with Digirad. All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 2004 Plan.

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $4.00 per share.

Assume that on July 9, 2009, the eligible employee surrenders the option and, in accordance with the exchange ratios listed above, receives 500 new options. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule
0 shares will be vested as of July 9, 2009
250 shares will be scheduled to vest on July 9, 2010
21 shares will be scheduled to vest on August 9, 2010
21 shares will be scheduled to vest on September 9, 2010
21 shares will be scheduled to vest on October 9, 2010
21 shares will be scheduled to vest on November 9, 2010
21 shares will be scheduled to vest on December 9, 2010
21 shares will be scheduled to vest on January 9, 2011
21 shares will be scheduled to vest on February 9, 2011
21 shares will be scheduled to vest on March 9, 2011
21 shares will be scheduled to vest on April 9, 2011
21 shares will be scheduled to vest on May 9, 2011
21 shares will be scheduled to vest on June 9, 2011
19 shares will be scheduled to vest on July 9, 2011

Maximum Term in this Example:

The new option will expire no later than July 9, 2016.

New options that do not vest will be forfeited.

Form of payout.

New options granted under this offer and subsequently earned and exercised by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement.

Adjustments upon certain events.

Events occurring before the new grant date. If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock plan under which your option was granted and your option agreement. Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their option awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new grant date. If (i) any increase or decrease in the number of shares of the Company’s common stock occurs as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or similar transaction affecting the shares, (ii) any other increase or decrease in the number of shares occurs without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to the Company’s common stock occurs, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction, the Administrator shall adjust the number of shares of the Company’s common stock covered by each outstanding award under the 2004 Plan, and the number of shares of the Company’s common stock which have been authorized for issuance under the 2004 Plan but as to which no awards have yet been granted or which have been returned to the 2004 Plan, the exercise or purchase price of each such outstanding award, and the maximum number of shares with respect to which awards may be granted to any individual in any fiscal year of the Company.

In the event of certain corporate transactions (defined in the 2004 Plan), including but not limited to a merger in which the Company is not the surviving entity, the sale, transfer or other disposition of all or substantially all of the assets of the Company, or the complete liquidation or dissolution of the Company, each outstanding award will be assumed or replaced by the successor entity or its parent. In the event that the awards are not assumed or replaced and except as otherwise provided in the award agreements, the awards will become fully vested and exerciseable and be released from any repurchase or forfeiture rights immediately prior to the consummation of the corporate transaction, and the awards will terminate effective upon the consummation of the corporate transaction. In the event that the awards are assumed or replaced and except as otherwise provided in the award agreements, the awards will become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights if the holder is terminated within 12 months following the corporate transaction,

In the event of a change of control of the Company that is not a corporate transaction (as defined in the 2004 Plan), all outstanding awards will become fully vested and exercisable and be released from any repurchase or forfeiture rights immediately prior to the date of the change of control.

Transferability of new options and eligible options.

New options you receive in connection with this offer will be subject to a new option agreement which generally will provide that new options may not be transferred in any manner other than by will or by the laws of descent and distribution. However, the Administrator may permit an option to be transferred during the optionholder’s lifetime in the manner and to the extent determined by the Administrator.

Eligible options may not be transferred in any manner other than by will or by the laws of descent and distribution. However, the Administrator may permit an option to be transferred during the optionholder’s lifetime in the manner and to the extent determined by the Administrator.

Registration and sale of shares underlying new options.

All of Digirad’s shares of common stock issuable upon the exercise of vested new options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Digirad for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Digirad.

Digirad is a leading provider of diagnostic imaging products and personnel and equipment leasing services that improve patient care while driving positive healthcare economics. Digirad designed and commercialized the first solid-state nuclear gamma camera for the detection of cardiovascular disease and other medical conditions. The Digirad imaging systems are portable as well as fixed, and provide enhanced operability, improved patient comfort and, in the case of our triple-headed Cardius ® 3 XPO system, shorter image acquisition time when compared to traditional vacuum tube cameras. Digirad nuclear cameras fit easily into floor spaces as small as seven feet by eight feet and facilitate the delivery of nuclear medicine procedures in a physician’s office, an outpatient hospital setting or within multiple departments of a hospital.

Digirad generates revenues within two primary operating segments: personnel and equipment leasing service business (Digirad Imaging Solutions, or “DIS”) and its Product segment. Through DIS, Digirad offers a comprehensive personnel and equipment leasing services program as an alternative to purchasing a gamma camera or ultrasound machine for physicians who wish to perform nuclear imaging, echocardiography, vascular ultrasound, or any combination of these procedures in their offices by leasing the imaging system, certified personnel and other support required to perform imaging in the physician’s office. The flexibility of Digirad’s products and its DIS leasing service allows physicians more control over the diagnosis and treatment of their patients in their offices and to retain revenue from procedures they would otherwise refer elsewhere. DIS leasing services are primarily provided to cardiologists and internists who enter into annual contracts for personnel and equipment services delivered on a per-day basis. Digirad’s typical lease contracts provide service coverage ranging from once per month to five times per week. Digirad experiences some seasonality in its DIS business related to summer vacations, holidays and inclement weather, which historically has most negatively affected the third quarter. Digirad Product revenue results primarily from selling solid-state gamma cameras and from the sale of camera maintenance contracts. Digirad sells imaging systems to physician offices, hospitals, and imaging centers primarily in the United States, although it has sold a small number of imaging systems internationally.

Digirad’s principal offices are located at 13950 Stowe Drive, Poway, CA 92064-8803, our telephone number is (858) 726-1600 and our website can be accessed at www.digirad.com. Information contained or referenced on our website is not incorporated by reference into, and does not form a part of, this Offer to Exchange. Questions regarding this offer should be directed to:

Investor Relations Department

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Telephone (858) 726-1314

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $2.58 on March 31, 2009 (calculated using the book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Quarter Ended
	December 31, 2007	December 31, 2008	March 31, 2009
(Amounts in thousands)
Ratio of earnings to fixed charges	—	—	2.2 to 1
Deficiency of earnings available to cover fixed charges	$(1,300)	$(6,799)	—

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Digirad to be representative of the interest factor of rental payments under operating leases.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. The members of our board of directors may not participate in this offer. As of June 9, 2009, our executive officers and directors (9 persons) as a group held options unexercised and outstanding under the Company’s 1998 Stock Option/Stock Issuance Plan to purchase a total of 159,935 of our shares, which represented approximately 42% of the shares subject to all options outstanding under the 1998 Stock Option/Stock Issuance Plan as of that date. As of June 9, 2009, our executive officers and directors (9 persons) as a group held options unexercised and outstanding under the Company’s 2004 Stock Incentive Plan to purchase a total of 1,285,000 of our shares, which represented approximately 57% of the shares subject to all options outstanding under the 2004 Stock Incentive Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of June 9, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 2,645,751 as of June 9, 2009.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Todd P. Clyde	President, Chief Executive Officer, and Director	562,857	21%
Richard B. Slansky	Executive Vice President and Chief Financial Officer	225,000	9%
Randy L. Weatherhead	Senior Vice President Business Development and Marketing	170,000	6%
Marc E. Shapiro	Senior Vice President Human Resources	95,00	4%

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
R. King Nelson	Director and Chairman of the Board	41,507	2%
Gerhard F. Burbach	Director	260,000	10%
Lloyd H. Malchow	Director	0	0%
Steve Mendell	Director	0	0%
Kenneth E. Olson	Director	90,575	3%
John W. Sayward	Director	0	0%

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the past sixty (60) days before and including June 11, 2009.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 1998 Stock Option/Stock Issuance Plan or the 2004 Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the 2004 Plan. To the extent shares returning to the 2004 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the new options granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for exchanged options, measured as of the date the new options are granted, over the fair value of the exchanged options, measured immediately prior to the cancellation. If there is any incremental compensation cost, it will be recognized ratably over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited options will not be recognized.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new grant date we will not grant any new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Optionholders who exchange outstanding options for new options (that are non-statutory stock options) generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. So that you are able to understand the tax consequences of your new options, we have included the following summaries of the tax consequences generally applicable to non-statutory stock options under U.S. federal tax law.

Non-statutory stock options.

Under current U.S. tax law, an optionholder generally will not realize taxable income upon the grant of a non-statutory stock option. However, when you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If the exercise price of a non-statutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-statutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to optionholders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer period for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and, if necessary, we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials listed below that we have filed with the SEC before making a decision on whether to elect to exchange your options. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Exchange incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions to Form 8-K). These documents contain important information about us.

1.	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on April 30, 2009;

2.	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 13, 2009, including the information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on March 24, 2009;

3.	Our current reports on Form 8-K filed with the SEC on January 14, 2009, January 15, 2009, January 23, 2009, February 5, 2009, February 6, 2009, February 17, 2009, March 4, 2009, April 30, 2009 and May 20, 2009;

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 30, 2004 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The description of our Series A preferred stock rights contained in our registration statement on Form 8-A filed with the SEC on November 29, 2005; and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Investor Relations Department, Digirad Corporation, 13950 Stowe Drive, Poway, CA 92064-8803, Attention: Jessica Schwarz.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

Attached as Schedule B to this Offer to Exchange are our interim condensed financial statements for our fiscal quarter ended March 31, 2009, and our consolidated financial statements for our fiscal year ended December 31, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the optionholders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Digirad Corporation

June 11, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF DIGIRAD CORPORATION

The directors and executive officers of Digirad Corporation are set forth in the following table:

Name	Position and Offices Held
Todd P. Clyde	President, Chief Executive Officer, and Director
Richard B. Slansky	Executive Vice President and Chief Financial Officer
Randy L. Weatherhead	Senior Vice President Business Development and Marketing
Marc E. Shapiro	Senior Vice President Human Resources
R. King Nelson	Director and Chairman of the Board
Gerhard F. Burbach	Director
Lloyd H. Malchow	Director
Steven Mendell	Director
Kenneth E. Olson	Director
John W. Sayward	Director

The address of each executive officer and director is:

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

The members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

FINANCIAL INFORMATION OF DIGIRAD CORPORATION

DIGIRAD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Digirad Corporation

We have audited the accompanying consolidated balance sheets of Digirad Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digirad Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Diego, California

February 11, 2009

Digirad Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	As of December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$13,525	$14,922
Securities available-for-sale	14,759	16,740
Accounts receivable, net	9,324	8,536
Inventories, net	4,978	5,455
Property and equipment held for sale	1,122	—
Other current assets	1,982	1,786

Total current assets	45,690	47,439
Property and equipment, net	13,428	16,235
Other intangible assets, net	1,833	2,631
Goodwill	184	2,650
Restricted cash	60	60

Total assets	$61,195	$69,015

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,197	$2,650
Accrued compensation	3,457	3,547
Accrued warranty	906	930
Other accrued liabilities	2,811	3,285
Deferred revenue	2,723	2,909
Current portion of long-term debt	—	213

Total current liabilities	12,094	13,534
Deferred rent	142	234
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000 shares authorized at December 31, 2008 and 2007, respectively; no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.0001 par value: 80,000 shares authorized at December 31, 2008 and 2007; 18,944 and 18,931 shares issued and outstanding at December 31, 2008 and 2007, respectively	2	2
Additional paid-in capital	153,225	152,503
Accumulated other comprehensive income (loss)	(22)	123
Accumulated deficit	(104,246)	(97,381)

Total stockholders’ equity	48,959	55,247

Total liabilities and stockholders’ equity	$61,195	$69,015

See accompanying notes.

Digirad Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2008	2007	2006
Revenues:
DIS	$56,204	$52,440	$49,614
Product	24,154	21,507	22,312

Total revenues	80,358	73,947	71,926
Cost of revenues:
DIS	44,697	39,520	37,675
Product	15,590	13,909	15,192

Total cost of revenues	60,287	53,429	52,867

Gross profit	20,071	20,518	19,059
Operating expenses:
Research and development	2,764	3,072	3,894
Sales and marketing	8,554	7,670	8,827
General and administrative	11,805	11,920	14,535
Amortization and impairment of intangible assets	798	697	27
Goodwill impairment loss	2,466	—	—
Restructuring loss	1,308	—	—

Total operating expenses	27,695	23,359	27,283

Loss from operations	(7,624)	(2,841)	(8,224)
Other income (expense):
Interest income	851	1,608	2,100
Interest expense	(32)	(42)	(112)
Other expense	(60)	(101)	(54)

Total other income	759	1,465	1,934

Net loss	$(6,865)	$(1,376)	$(6,290)

Basic and diluted net loss per share	$(0.36)	$(0.07)	$(0.34)

Shares used in per share computations:
Weighted average shares outstanding—basic and diluted	18,955	18,845	18,761

See accompanying notes.

Digirad Corporation

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Deferred Compensation	Accumulated deficit	Total stockholders’ equity
Balance at December 31, 2005	18,705	$2	$150,201	$(221)	$(279)	$(89,715)	$59,988
Elimination of deferred compensation upon adoption of FAS 123(R)	—	—	(279)	—	279	—	—
Stock-based compensation	—	—	1,574	—	—	—	1,574
Exercise of common stock options	90	—	43	—	—	—	43

Comprehensive loss:
Net loss	—	—	—	—	—	(6,290)	(6,290)
Unrealized gain on securities available-for-sale	—	—	—	130	—	—	130

Total comprehensive loss	—	—	—	—	—	—	(6,160)

Balance at December 31, 2006	18,795	2	151,539	(91)	—	(96,005)	55,445
Stock-based compensation	—	—	898	—	—	—	898
Exercise of common stock options	136	—	66	—	—	—	66

Comprehensive loss:
Net loss	—	—	—	—	—	(1,376)	(1,376)
Unrealized gain on securities available-for-sale	—	—	—	214	—	—	214

Total comprehensive loss	—	—	—	—	—	—	(1,162)

Balance at December 31, 2007	18,931	2	152,503	123	—	(97,381)	55,247
Stock-based compensation	—	—	716	—	—	—	716
Exercise of common stock options	13	—	6	—	—	—	6

Comprehensive loss:
Net loss	—	—	—	—	—	(6,865)	(6,865)
Unrealized loss on securities available-for-sale	—	—	—	(145)	—	—	(145)

Total comprehensive loss	—	—	—	—	—	—	(7,010)

Balance at December 31, 2008	18,944	$2	$153,225	$(22)	$—	$(104,246)	$48,959

See accompanying notes.

Digirad Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2008	2007	2006
Operating activities
Net loss	$(6,865)	$(1,376)	$(6,290)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,609	4,438	4,522
Amortization and impairment of intangible assets	798	697	68
Stock-based compensation	716	905	1,574
Goodwill impairment	2,466	—	—
Restructuring loss	1,308	—	—
Loss on disposal of assets	90	166	82
Provision for bad debts	653	636	560
Amortization of premium on securities available-for-sale and gain on investments	314	30	133
Changes in operating assets and liabilities:
Accounts receivable	(1,441)	(685)	38
Inventories	477	398	(724)
Other assets	(196)	(233)	188
Accounts payable	(453)	4	491
Accrued compensation	(352)	(262)	1,065
Accrued warranty, deferred rent and other accrued liabilities	(572)	(134)	(1,391)
Deferred revenue	(186)	134	(83)

Net cash provided by operating activities	2,366	4,718	233
Investing activities
Payments made in connection with a business acquisition, net	—	(8,804)	—
Purchases of securities available-for-sale	(16,946)	(2,800)	(19,507)
Maturities of securities available-for-sale	18,467	20,501	18,450
Purchases of property and equipment	(5,058)	(8,561)	(4,592)
Patents and other assets	—	—	(94)

Net cash (used in) provided by investing activities	(3,537)	336	(5,743)
Financing activities
Net issuances of common stock	6	66	43
Repayment of obligations under capital leases	(232)	(268)	(766)

Net cash used in financing activities	(226)	(202)	(723)

Net (decrease) increase in cash and cash equivalents	(1,397)	4,852	(6,233)
Cash and cash equivalents at beginning of year	14,922	10,070	16,303

Cash and cash equivalents at end of year	$13,525	$14,922	$10,070

Supplemental information:
Cash paid during the period for interest	$33	$43	$79
Non-cash investing and financing activities:
Purchase of assets under capital leases	$—	$113	$—

See accompanying notes.

Digirad Corporation

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization and Business and Basis of Presentation

Digirad Corporation (“Digirad”), a Delaware corporation, is a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and other medical services providers. Digirad has two reportable segments, Digirad Imaging Solutions (“DIS”) and Product. The accompanying consolidated financial statements include the operations of both segments. Intercompany accounts and transactions have been eliminated in consolidation. Substantially all of our revenue arises from sales activity in the United States. Through DIS, we provide in-office services to physicians, offering certified personnel, required licensure, an imaging system and other support and supplies for the performance of nuclear and ultrasound imaging procedures under the supervision of our physician customers. DIS physician customers enter into annual lease contracts for imaging services generally delivered on a per-day basis. Our Product segment sells solid-state gamma cameras and provides camera service and maintenance contracts. No DIS or Product customer accounted for more than 10% of our revenue in any of the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Our significant estimates include the loss on restructuring, valuation of goodwill, the valuation of long-lived assets, the reserve for doubtful accounts, revenue and billing adjustments, excess and obsolete inventories, warranty costs, the valuation allowance for deferred tax assets, and the assumptions used in estimating the fair value of stock options. Actual results could differ from those estimates.

Revenue Recognition

We derive revenue principally from providing in-office services to support the performance of cardiac imaging procedures and from selling and servicing solid-state digital gamma cameras. We recognize revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), when all of the following four criteria are met:

1.	A contract or sales arrangement exists;

2.	Products have been shipped and title has transferred or services have been rendered;

3.	The price of the products or services is fixed or determinable; and

4.	Collectibility is reasonably assured.

SAB 104 sets forth guidelines on the timing of revenue recognition based upon factors such as passage of title and risk of loss, the need for installation, and customer acceptance. These factors and the specific terms of each contract or sales arrangement are considered when revenue is recognized.

DIS revenue is derived from the leasing of personnel and equipment for in-office nuclear and ultrasound imaging procedures. Revenue related to imaging services is recognized at the time services are performed and collection is reasonably assured. DIS services are generally billed on a per-day basis under annual contracts, which specify the number of days of service to be provided, or on a flat rate month-to-month basis.

Product revenues are generated from the sales of gamma cameras and follow-on maintenance service contracts. We generally recognize revenue upon delivery to customers. We also provide installation and training for camera sales in the United States. Installation and training is generally performed shortly after delivery and represents a relatively insignificant cost, which we accrue at the time revenue is recognized. Neither service is essential to the functionality of the product. Maintenance services are sold beyond the term of the warranty, which is generally one year from the date of purchase. Revenue from these contracts is deferred and recognized ratably over the period of the obligation and is included in product sales in the accompanying consolidated statements of operations.

Fair-value of Financial Instruments

The carrying value of financial instruments, such as cash and cash equivalents, securities available-for-sale, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short term nature. We do not hold or issue financial instruments for trading purposes.

Cash and Cash Equivalents

We consider all investments with a maturity of three months or less when acquired to be cash equivalents. Cash equivalents primarily represent funds invested in money market funds whose cost equals fair market value.

Securities, Available-for-Sale

Securities consist of high-grade auction rate securities, corporate debt securities and government sponsored entities. We classify all securities as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. These securities are carried at fair value, with the unrealized gains and losses reported as a component of other comprehensive income (loss) in stockholder’s equity until realized. Realized gains and losses from the sale of available-for-sale securities, if any, are determined on a specific identification basis. A decline in the market value of any available-for-sale security below cost that is determined to be other than temporary will result in a revaluation of its carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. No such impairment charges were recorded for any period presented. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the straight-line method. Interest income is recognized when earned. Realized gains and losses on investments in securities are included in other income within the Consolidated Statements of Operations. Net realized losses were $0.1 million in 2008 and were not material in 2007 or 2006. The amortization, accretion and interest income are included in interest income within the Consolidated Statements of Operations. The composition of securities available for sale are as follows (in thousands):

			Unrealized
As of December 31, 2008	Maturity in Years	Amortized Cost	Gains	Losses	Fair Value
U.S. treasury securities	2 or less	$7,190	$74	$—	$7,264
Government sponsored entities	2 to 3	1,530	—	(16)	1,514
Corporate debt securities	3 or less	3,561	3	(83)	3,481
Auction rate securities	1 or less	2,500	—	—	2,500

		$14,781	$77	$(99)	$14,759

			Unrealized
As of December 31, 2007	Maturity in Years	Amortized Cost	Gains	Losses	Fair Value
Government sponsored entities	1 to 3	$6,503	$114	—	$6,617
Corporate debt securities	1 to 3	2,639	9	—	2,648
Auction rate securities	1 or less	7,475	—	—	7,475
		$16,617	$123	$—	$16,740

We invest our cash in accordance with guidelines which require our investments in marketable securities to meet minimum credit ratings assigned by established credit organizations. We also diversify our investments through specifying maximum investments by instrument type and issuer. It is our policy to invest in instruments that have a final maturity of no longer than three years, with a portfolio weighted average maturity of no longer than 18 months. As of December 31, 2008, there was no longer an active market for auction rate securities. We sold our auction rate securities in January 2009 at par value and, accordingly, set the fair value equal to the sales price given that the investments were sold at no loss shortly after year end. See Note 7 for the related disclosures regarding fair value measurement of our securities available for sale.

Reserves for Doubtful Accounts and Billing Adjustments

Historically, the need to estimate reserves for accounts receivable has been limited to our DIS business. We provide reserves for billing adjustments and doubtful accounts. DIS adjustments and credit memos are normal recurring adjustments to billings that are normally made within the first 90 days subsequent to the performance of service. We review reserves on a quarterly basis and make adjustments based on our historical experience rate and known collectibility issues and disputes. The provision for billing adjustments is charged against DIS revenues and the provision for doubtful accounts is charged to general and administrative expenses. Our risk of material loss is mitigated as we only have a small number of customer accounts that have receivable balances in excess of $100,000.

Inventories

We state inventories at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. We review our inventory balances quarterly for excess or obsolete inventory levels. Except where firm orders are on-hand, we consider production inventory quantities in excess of the next 12 months’ demand as excess and reserve for them at 100% of cost. Service inventory in excess of 36 months demand is likewise reserved at 100% of cost. We establish obsolescence reserves at 100% for obsolete products. We review the reserve quarterly and, if necessary, make adjustments. We rely on historical information to support our reserve and utilize management’s business judgment. Once the inventory is reserved, we do not adjust the reserve balance until the inventory is sold.

Valuation of Long-Lived Assets including Finite Lived Purchased Intangible Assets

Long-lived assets consist of property and equipment and finite lived intangible assets. We record property and equipment at cost, and record other intangible assets based on their fair values at the date of acquisition. We calculate depreciation on property and equipment using the straight-line method over the estimated useful life of the assets. We calculate amortization on other intangible assets using either the accelerated or the straight-line method over the estimated useful life of the assets, based on the nature of when we expect to receive cash inflows generated by the intangible assets.

We account for long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). The scope of SFAS No. 144 includes long-lived assets, or groups of assets, to be held and used as well as those which are to be disposed of by sale or by other method. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. We perform an annual review of the carrying value of our long-lived assets to be held and used, including certain identifiable intangible assets, during the fourth quarter of each fiscal year.

Valuation of Goodwill

On May 1, 2007, we completed the acquisition of substantially all of the assets and liabilities of Ultrascan, Inc. (“Ultrascan”), a provider of ultrasound imaging systems and services to physicians’ offices and hospitals. The acquisition of net assets from Ultrascan resulted in the recording of $2.7 million in goodwill, which represented the excess between the purchase price and the net assets acquired. We review goodwill for impairment on an annual basis during the fourth quarter, as well as when events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The provisions of SFAS No. 142 require that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of the reporting unit with goodwill to the carrying value of its long-term assets. If the carrying value of the long-term assets exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test, whereby the carrying value of the reporting unit’s goodwill is compared to its implied fair value. If the carrying value of the goodwill exceeds the implied fair value, an impairment loss equal to the difference would be recorded.

Restructuring

Restructuring costs are recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) and are included in loss from operations on our income statement. Restructuring loss for the year ended December 31, 2008 is comprised of losses on the abandonment of property and equipment and assets held for sale, one-time termination benefits for involuntarily terminated employees, and obligations pertaining to abandoned property leases. Losses on property and equipment were recorded consistent with our accounting policy related to long-lived assets, described above. Termination benefits are recorded at the time they are communicated to the affected employees. Losses on property lease obligations are recorded when the lease is abandoned.

Shipping and Handling Fees and Costs

We record all shipping and handling billings to a customer as revenue earned for the goods provided in accordance with the Emerging Issues Task Force (“EITF”) Issue 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping and handling costs are included in cost of revenues and totaled $0.3 million for each of the years ended 2008, 2007 and 2006.

Share-based Payments

We grant options to purchase our common stock and restricted stock units (“RSUs”) to our employees and directors under our equity compensation plans. These options are share-based payments subject to the provisions of revised Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). We adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective method. Under this method, prior periods are not revised for comparative purposes. The provisions of SFAS No. 123(R) apply only to awards granted or modified after the date of adoption. The unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS 123, is recognized in net loss in the periods after adoption. Prior to the adoption of SFAS No. 123(R), we applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, to account for our equity compensation plans as permitted by SFAS No. 123(R). Deferred compensation for stock options granted to employees was determined as the difference between the exercise price and the fair value of our common stock on the date of grant. Those amounts were initially recorded as a component of stockholders’ equity and were amortized, on an accelerated basis, as a non-cash charge to cost of revenues and operations over the vesting period of the options.

Compensation Costs

Results of operations for the years ended December 31, 2008, 2007 and 2006 include stock-based compensation costs of $0.7 million, $0.9 million, and $1.6 million, respectively. There were no significant modifications to our share-based employee payment plans during the periods presented that resulted in any incremental compensation cost. An insignificant portion of the share-based compensation was capitalized as part of our inventory in 2006. The following is a summary of stock-based compensation costs, by income statement classification (in thousands):

	Years ended December 31,
	2008	2007	2006
The composition of stock-based compensation is as follows:
Cost of DIS revenue	$56	$71	$141
Cost of product revenue	53	49	74
Research and development	47	78	130
Sales and marketing	115	100	279
General and administrative	445	607	942

	$716	$905	$1,566

Valuation

Under SFAS No. 123(R), we estimate the fair value of the stock option awards using the Black-Scholes-Merton option-pricing model on the date of grant. The fair value of RSUs is based on the stock price on the date of grant. The fair value of equity instruments that are expected to vest are recognized using the straight-line method over the requisite service period. The fair value of stock options is derived using the following assumptions, some of which are subjective by nature. The following table summarizes the weighted-average assumptions used in the valuation of stock options during each period:

	Years ended December 31,
	2008	2007	2006
Expected life (in years)	6.0	5.8	6.0
Weighted average volatility	56%	50%	52%
Forfeiture rate	—	16%	18%
Risk-free interest rate	2.8%	4.6%	4.8%
Expected dividend yield	—	—	—

The weighted average expected option term reflects the application of the simplified method as permitted by SEC Staff Accounting Bulletin No. 110, Share-Based Payment (SAB No. 110). The simplified method defines the life as the average of the contractual term of the options and the weighted average vesting period for all options. We utilized this approach as our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term. Expected volatilities are based on historical volatility of our stock. In 2006, we also used the historical volatility of comparable companies to determine the expected volatility of our stock. We estimated the forfeiture rate based on historical data for forfeitures and we are recognizing compensation costs only for those equity awards expected to vest. All options granted in 2008 were subject to monthly vesting, therefore no forfeiture rate was necessary. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant. We have never declared or paid dividends and have no plans to do so in the foreseeable future.

Warranty

We generally provide a 12 month warranty on our gamma cameras. We accrue the estimated cost of this warranty at the time revenue is recorded and charge warranty expense to product cost of revenues. Warranty reserves are established based on historical experience with failure rates and repair costs and the number of systems covered by warranty. Warranty reserves are depleted as gamma cameras are repaired. The costs consist principally of materials, personnel, overhead and transportation. We review warranty reserves quarterly and, if necessary, make adjustments.

The activities in our warranty reserve are as follows (in thousands):

	Years ended December 31,
	2008	2007	2006
Balance at beginning of year	$930	$788	$825
Charges to cost of revenues	1,069	1,747	963
Applied to liability	(1,093)	(1,605)	(1,000)

Balance at end of year	$906	$930	$788

Research and Development

Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 2008, 2007 and 2006 were $0.8 million, $0.7 million and $0.7 million, respectively.

Net Loss Per Share

We calculate net loss per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share (“EPS”) is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as non-vested restricted stock units and options. Common stock equivalents are only included in the calculation of diluted earnings per share when their effect is dilutive.

For the years ended 2008, 2007, and 2006, there is no difference in basic or diluted earnings per share since we generated a net loss in all three years, resulting in all common stock equivalents having no dilutive effect. Potentially dilutive securities totaling 249,000, 349,000, and 412,000 at December 31, 2008, 2007, and 2006, respectively, were excluded from diluted earnings per share because of their anti-dilutive effect.

Recently Issued Accounting Standards

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements, and has been partially deferred for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. In October 2008, the FASB issued FSP SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active, which clarifies the application of SFAS 157 in an inactive market. The partial adoption of SFAS 157 for financial assets and liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows. The application of SFAS 157 to non-financial assets and liabilities beginning January 1, 2008 did not have a material impact on our consolidated financial position, results of operations or cash flows. See Note 7 for the related disclosures regarding fair value measurement of our investments.

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We did not elect to use the fair value option. Therefore, the adoption of SFAS 159 did not impact our consolidated financial position, results of operations or cash flows.

In December 31, 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”) was issued and is effective for business combinations with an acquisition date subsequent to December 31, 2008. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Also, under SFAS 141(R), transaction costs will no longer be considered part of the fair value of an acquisition, and will be expensed as incurred. We will apply the provisions of SFAS No. 141(R) for future business combinations.

In December 2007, Statement of Financial Accounting Standards No. 160, Reporting of Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”) was issued and is effective for financial statements for fiscal years beginning on or after December 1, 2008, and interim periods within those years. SFAS No. 160 improves the relevance, comparability and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way. Additionally, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. As of December 31, 2008, we did not hold any noncontrolling interests in subsidiaries, and will apply the provisions of SFAS No. 160 when we have such noncontrolling interests.

2. Financial Statement Details

The composition of certain balance sheet accounts is as follows (in thousands):

Accounts Receivable

	December 31,
	2008	2007
Accounts receivable	$10,569	$9,515
Less reserves and allowance for doubtful accounts	(1,245)	(979)

	$9,324	$8,536

Inventories

	December 31,
	2008	2007
Raw materials	$1,997	$2,433
Work-in-progress	3,056	3,197
Finished goods	520	655

	5,573	6,285
Less reserves for excess and obsolete inventories	(595)	(830)

	$4,978	$5,455

Property and Equipment

	December 31,
	2008	2007
Machinery and equipment	$24,743	$27,789
Computers and software	3,955	3,224
Leasehold improvements	768	769

	29,466	31,782
Less accumulated depreciation and amortization	(16,038)	(15,547)

	$13,428	$16,235

Other Accrued Liabilities

	December 31,
	2008	2007
Radiopharmaceuticals and consumable medical supplies	$507	$571
Professional fees	420	479
Facilities and related costs	400	230
Outside services and consulting	373	338
Travel expenses	229	233
Sales and property taxes payable	197	446
Customer deposits	142	356
Other accrued liabilities	543	632

	$2,811	$3,285

3. Commitments and Contingencies

Leases

We lease our facilities under non-cancelable operating leases that predominantly expire through 2013. Rent expense was $1.4 million (including common area charges) for the years ended December 31, 2008, 2007 and 2006. Annual future minimum lease payments as of December 31, 2008 are as follows (in thousands):

Operating Leases
2009	1,369
2010	621
2011	387
2012	291
2013	163
Thereafter	6

Total minimum lease payments	$2,837

Acquisition

On May 1, 2007, we completed the acquisition of substantially all of the assets and liabilities of Ultrascan, Inc. (“Ultrascan”), a provider of ultrasound imaging systems and services to physicians’ offices and hospitals, in exchange for cash consideration of $7.2 million, the assumption of debt obligations totaling $1.5 million (which were repaid at the closing of the acquisition), and direct transaction costs of $0.1 million. Additional consideration, payable in cash and common stock, of up to $3.9 million may be payable to the seller, or its designees, in the event that certain financial milestones are achieved over a four year period commencing on the date of the acquisition. The additional consideration will be added to goodwill if and when it is earned subject to impairment consideration.

Compliance with Laws and Regulations

We are directly or indirectly through our clients, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct business. The healthcare laws applicable to us are complex and are subject to variable interpretations. We have established a compliance program to identify any compliance issues, correct any identified issues and assist us in remaining in compliance with the applicable healthcare laws and have instituted other safeguards intended to help prevent any violations of the laws and to remedy any situations that could give rise to violations.

Legal Matters

In the normal course of business, we have been and will likely continue to be subject to litigation or administrative proceedings incidental to our business, such as claims related to customer disputes, employment practices, wage and hour disputes, product liability, professional liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. As litigation and the administrative proceedings are inherently uncertain, we cannot predict the outcome of such matters. While the ultimate outcome of litigation is always uncertain, we do not believe that it will have a material adverse effect on our business or financial results.

4. Intangible Assets

Our intangible assets are comprised of customer relationships, covenants not to compete, as well as patents and trademarks. Customer relationships and covenants not to compete were recorded as a result of the acquisition of net assets from Ultrascan in May 2007, and have been recorded within the DIS segment since the date of the acquisition along with the related amortization expense. All patents and trademarks, as well as their related amortization and impairment expense, are recorded within the Product segment. The carrying value of other intangible assets as of December 31, 2008 and 2007 is comprised of the following (in thousands):

	December 31, 2008
	Weighted Average Estimated Useful Life (years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangibles subject to amortization:
Customer relationships	7	$2,600	$1,083	$1,517
Covenants not to compete	5	300	100	200
Patents	15	165	49	116

Total intangible assets:	7	$3,065	$1,232	$1,833

	December 31, 2007
	Weighted Average Estimated Useful Life (years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangibles subject to amortization:
Customer relationships	7	$2,600	$453	$2,147
Covenants not to compete	5	300	40	260
Patents and trademarks	15	332	108	224

Total intangible assets:	7	$3,232	$601	$2,631

As a result of our annual impairment analysis, we recorded an impairment loss of $0.1 million related to patents and trademarks no longer utilized in currently marketed products. For the year ended December 31, 2007, we recorded an impairment loss of $0.2 million related to patents and trademarks that were registered in Europe and Asia, where we stopped marketing our products. No impairment charges were considered necessary for the remaining intangible assets. The impairment losses for the years ended December 31, 2008 and 2007 are included in general and administrative expenses in the income statement. No impairment charges were recorded in 2006.

The aggregate amortization expense related to intangible assets with finite lives was $0.7 million and $0.5 million for the years ended December 31, 2008 and 2007, respectively. Amortization expense was insignificant in 2006. Estimated future amortization expense related to intangible assets with finite lives at December 31, 2008 is as follows:

In Thousands
2009	$580
2010	429
2011	334
2012	236
2013	166
Thereafter	88

Total	$1,833

5. Goodwill

Goodwill has been recorded within a reporting unit of our DIS segment since the acquisition of net assets from Ultrascan. As a result of our annual impairment test during the fourth quarter of 2008, we recorded a $2.5 million impairment loss. We determined the implied fair value utilizing the discounted cash flow method under the income approach as well as the market approach, and engaged a third party specialist to assist us in our valuation. Under the income approach, we derived the fair value based on the present value of estimated future cash flows, which were based on historical data and assumptions pertaining to the market. Under the market-based approach, we derived the fair value based on revenue and earnings multiples of comparable publicly-traded peer companies.

The carrying value of goodwill as of December 31, 2008 and 2007 is comprised of the following (in thousands):

Goodwill
Balance as of December 31, 2006	$—
Additions in connection with acquisition (Note 3)	2,650

Balance as of December 31, 2007	2,650
Impairment loss	(2,466)

Balance as of December 31, 2008	$184

6. Restructuring and Assets Held for Sale

On December 23, 2008, the board of directors approved restructuring initiatives in order to enhance company profitability. The initiatives include plans to sell, close, and consolidate certain underperforming DIS hub locations during the first quarter of 2009 in order to focus on hub locations that benefit from our Centers of Influence model. These sales and closures involve the sale or abandonment of property and equipment and staff reductions at the hub locations impacted by the restructuring plans, as well as the reduction of certain management positions. We expect to complete these efforts in 2009. Restructuring costs are recorded in accordance with SFAS No. 146 and are included in loss from operations within the DIS business segment.

Restructuring loss for the year ended December 31, 2008 is comprised of the following (in thousands):

	2008 Charges	Cash Payments	Non-cash Charges	Liability as of December 31, 2008	Total costs incurred as of December 31, 2008	Total expected costs as of December 31, 2008
Restructuring charges:
Loss on property and equipment	$997	$(11)	$(986)	$—	$997	$997
Severance	262	(59)	—	203	262	328
Lease obligations	39	—	—	39	39	174
Other	10	—	—	10	10	10

Total restructuring charges	$1,308	$(70)	$(986)	$252	$1,308	$1,509

Property and equipment held at the hub locations impacted by the restructuring plan have been impaired, disposed of, or reclassified as held for sale. Losses on these assets were recognized based on the difference between the book values and the estimated fair values as of December 31, 2008. The $1.0 million loss on property and equipment consists of a $0.5 million impairment charge related to assets to be abandoned during the first quarter of 2009, a $0.4 million loss on abandoned assets during the fourth quarter of 2008, and a $0.1 million impairment charge related to assets that were reclassified as held for sale. Fair values were derived based on anticipated cash inflows generated from the sale or use of the assets.

Severance costs are recorded at the time they are communicated to the affected employees. For the year ended December 31, 2008, we incurred severance costs of $0.3 million, and anticipate additional severance costs to be incurred in the first quarter of 2009. Losses pertaining to leased property at the hub locations impacted by the restructuring plan are recorded when the lease is abandoned. We anticipate that we will incur losses of $0.2 million pertaining to such leases.

7. Investments

We adopted the provisions of SFAS 157, Fair Value Measurements, as of January 1, 2008. Under SFAS 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:	Unobservable inputs are used when little or no market data is available.

We measure available-for-sale securities at fair value on a recurring basis. All securities are short-term in nature and are presented as current assets on the balance sheet. The fair values of these securities were determined using the following inputs at December 31, 2008 (in thousands):

		Fair Value Measurements at December 31, 2008 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities:
U.S. treasury securities	$7,264	$7,264	$—	$—
Government sponsored entities	1,514	—	1,514	—
Corporate debt securities	3,481	—	3,481	—
Auction rate securities	2,500	—	—	2,500

Total available-for-sale securities:	$14,759	$7,264	$4,995	$2,500

Our investments in U.S. treasury securities were valued based on quoted prices for identical securities as of December 31, 2008. Quoted prices for identical treasury securities are publicly available. Our investments in government sponsored entities and corporate debt securities were valued by a third party pricing vendor using proprietary valuation models and analytical tools. The inputs to these models related to similar instruments and were both objective and publicly available.

Auction rate securities are investment vehicles with long-term or perpetual maturities that pay interest monthly at rates set through a monthly auction process. These auctions ceased to occur in February 2008 due to insufficient investor demand, and were valued using significant unobservable inputs (“level 3”) through the year. In early January 2009, we were able to sell our auction rate securities at par value. Due to the realization of these securities at no loss so shortly after December 31, 2008, we did not perform a fair value analysis of these securities as of December 31, 2008, instead electing to record them at their realized value. We have classified these securities as current assets in our balance sheet at December 31, 2008.

8. Stockholders’ Equity

Stock Options and Restricted Stock Units

At December 31, 2008, we have one stock option plan (the “2004 Plan”) under which stock options and restricted stock units (“RSUs”) may be granted to employees and non-employee members of our Board of Directors. Terms of any equity instruments granted under the 2004 Plan are approved by the Board of Directors. Stock options typically vest over four years and have a contractual term of 10 years. RSUs generally vest over one year.

Under the 2004 Plan, we are authorized to issue an aggregate of 2,400,000 shares of common stock. The number of shares reserved for issuance under the 2004 Plan is subject to increase by any shares under the 1998 Stock Option/Stock Issuance Plan (the “1998 Plan”) that are forfeited, expire or are cancelled up to a maximum of 1,500,000 shares. As of December 31, 2008, the number of shares reserved for issuance under the 2004 Plan was increased by 313,000 shares due to forfeited, expired and cancelled shares under the 1998 Plan.

Prior to the completion of our initial public offering in June 2004, we were authorized to issue options under our 1991 Stock Option Program, 1997 Stock Option/Stock Issuance Plan and 1998 Stock Option/Stock Issuance Plan; however, no additional awards may now be made under such plans.

The following table summarizes option activity under the stock option plans (in thousands, except per share amounts):

	Shares	Weighted average exercise price	Average remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2007	2,456	$4.69
Granted	845	$1.69
Exercised	(13)	$0.49
Forfeited or expired	(532)	$4.51

Outstanding at December 31, 2008	2,756	$3.82	6.40	$27

Vested or expected to vest at December 31, 2008	2,756	$3.82	6.40	$27
Exercisable at December 31, 2008	1,822	$4.66	5.01	$27

	2008	2007	2006
Weighted average grant-date fair value of options granted	$0.91	$2.28	$2.22
Aggregate intrinsic value of options exercised	$17	$421	$329
Weighted average fair value of shares vested	$2.49	$2.95	$2.39

A summary of the status of our nonvested options as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below (in thousands, except per share amounts):

	Shares	Weighted average grant-date fair value
Nonvested outstanding at December 31, 2007	859	$2.52
Granted	845	$0.91
Forfeited or expired	(332)	$2.13
Vested	(438)	$2.49

Nonvested outstanding at December 31, 2008	934	$1.21

A summary of the status of our nonvested RSUs as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below (in thousands, except per share amounts):

	Shares	Weighted average grant-date fair value
Nonvested outstanding at December 31, 2007	—	$—
Granted	89	$2.71
Vested	(59)	$2.71

Nonvested outstanding at December 31, 2008	30	$2.71

Vested or expected to vest at December 31, 2008	89	$2.71

As of December 31, 2008, $1.1 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under our various plans is expected to be recognized over a weighted-average period of 1.8 years. Cash received from option exercises for the years ended December 31, 2008, 2007, and 2006 was $6,000, $66,000, and $43,000, respectively. Because of our net operating losses, we did not realize any tax benefits for the tax deductions from share-based payment arrangements during the three years ended December 31, 2008.

Common Shares Reserved for Issuance

The following table summarizes common shares reserved for future issuance at December 31, 2008 (in thousands):

Stock options outstanding	2,756
Restricted stock units outstanding	89
Equity instruments available for future grant	422

Total common shares reserved for issuance	3,267

9. Income Taxes

As of December 31, 2008, we had Federal and state income tax net operating loss carry forwards of $88.1 million and $44.9 million, respectively. Federal loss carry forwards do not begin expiring until 2011, unless previously utilized. No material state loss carry forwards will expire until 2012, unless previously utilized. We also have Federal and California research and other credit carry forwards of approximately $1.8 million and $1.8 million, respectively. Material Federal credits do not begin expiring until 2012, unless previously utilized. The California research credits have no expiration. Pursuant to Internal Revenue Code Sections 382 and 383, use of our net operating loss and credit carry forwards may be limited because of a cumulative change in ownership greater than 50% which may have occurred or which may occur in the future. A valuation allowance has been recognized to offset the deferred tax assets, as realization of such assets has not met the “more likely than not” threshold required under Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS No. 109”).

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carry forwards	$32,830	$31,055
Research and development and other credits	3,278	3,389
Reserves	1,215	1,807
Other, net	4,004	2,449

Total deferred tax assets	41,327	38,700
Deferred tax liabilities—depreciation	(862)	(1,232)
Reserve for uncertain tax positions	(1,451)	(1,509)
Valuation allowance for deferred tax assets	(39,014)	(35,959)

Net deferred tax assets	$—	$—

On January 1, 2007, we adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. The Company recorded a cumulative change of $1.2 million which was recorded as a decrease to deferred tax assets and a corresponding reduction to the valuation allowance. The following table summarized the activity related to our unrecognized tax benefits:

Balance at January 1, 2008	$1,509
Increases related to current year tax positions	—
Expiration of the statute of limitations for the assessment of taxes	(12)

Balance at December 31, 2008	$1,497

Included in the unrecognized tax benefits of $1.5 million at December 31, 2008 was $1.2 million of tax benefits that, if recognized, would reduce our annual effective tax rate, subject to the valuation allowance. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

We file income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by tax authorities for years prior to 2004; however, our net operating loss carryforward and research credit carryforwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There were no accrued interest and penalties associated with uncertain tax positions as of December 31, 2008.

10. Employee Retirement Plan

We have a 401(k) retirement plan (the “Plan”), under which all full-time employees may contribute up to 100% of their annual salary, within IRS limits. We may make discretionary contributions to the Plan and contributions totaled $0.2 million for each of the years ended 2008, 2007 and 2006.

11. Segments

Our reporting segments have been determined based on the nature of the products and/or services offered to customers or the nature of their function in the organization. We evaluate performance based on the operating income (loss) contributed by each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	Years ended December 31,
Segment data in thousands	2008	2007	2006
Gross profit by segment:
DIS	$11,507	$12,920	$11,940
Product	8,564	7,598	7,119

Consolidated gross profit	$20,071	$20,518	$19,059

Income (loss) from operations by segment:
DIS	$(8,357)	$(562)	$(4,292)
Product	733	(2,279)	(3,932)

Consolidated loss from operations	$(7,624)	$(2,841)	$(8,224)

Depreciation, amortization:
DIS	$5,433	$4,024	$3,462
Product	890	1,111	1,128

Consolidated total	$6,323	$5,135	$4,590

	As of December 31,
	2008	2007
Identifiable assets by segment:
DIS	$23,881	$28,127
Product	37,314	40,888

Consolidated assets	$61,195	$69,015

Goodwill by segment:
DIS	$184	$2,650
Product	—	—

Consolidated goodwill	$184	$2,650

12. Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2008 and 2007 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2008
Revenues	$18,271	$19,897	$20,203	$21,987
Gross profit	$4,413	$4,555	$4,823	$6,280
Loss from operations	$(1,699)	$(1,414)	$(981)	$(3,530)
Net loss	$(1,395)	$(1,156)	$(869)	$(3,445)
Net loss per common share—basic and diluted	$(0.07)	$(0.06)	$(0.05)	$(0.18)

Fiscal 2007
Revenues	$17,538	$18,812	$18,774	$18,823
Gross profit	$5,442	$5,810	$4,774	$4,492
Loss from operations	$(416)	$(140)	$(972)	$(1,313)
Net income (loss)	$74	$238	$(588)	$(1,100)
Net income (loss) per common share—basic and diluted (1)	$—	$0.01	$(0.03)	$(0.06)

(1)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

13. Subsequent event

On February 4, 2009, our board of directors authorized a stock buyback program to repurchase up to an aggregate of $2.0 million of our issued and outstanding common shares. The timing of stock repurchases and the number of shares of common stock to be repurchased will be made in compliance with Rule 10b-18 of the Securities Exchange Act of 1934. The timing and extent of the repurchase will depend upon market conditions, applicable legal and contractual requirements, and other factors.

Digirad Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,327	$13,525
Securities available-for-sale	12,781	14,759
Accounts receivable, net	9,801	9,324
Inventories, net	6,355	4,978
Property and equipment held for sale	—	1,122
Other current assets	1,702	1,982

Total current assets	45,966	45,690
Property and equipment, net	12,548	13,428
Intangible assets, net	1,663	1,833
Goodwill	184	184
Restricted cash	60	60

Total assets	$60,421	$61,195

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,571	$2,197
Accrued compensation	2,737	3,457
Accrued warranty	809	906
Deferred revenue	2,481	2,723
Other accrued liabilities	2,786	2,811

Total current liabilities	11,384	12,094
Deferred rent	112	142
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000 shares authorized at March 31, 2009 and December 31, 2008; no shares issued or outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, $0.0001 par value: 80,000 shares authorized at March 31, 2009 and December 31, 2008; 18,943 and 18,944 shares issued and outstanding (net of treasury shares) at March 31, 2009 and December 31, 2008, respectively	2	2
Less: Treasury stock, at cost; 11 shares at March 31, 2009 and no shares at December 31, 2008	(11)	—
Additional paid-in capital	153,396	153,225
Accumulated other comprehensive loss	(260)	(22)
Accumulated deficit	(104,202)	(104,246)

Total stockholders’ equity	48,925	48,959

Total liabilities and stockholders’ equity	$60,421	$61,195

See accompanying notes.

Digirad Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2009	2008
Revenues:
DIS	$13,851	$13,854
Product	3,859	4,417

Total revenues	17,710	18,271
Cost of revenues:
DIS	10,194	10,912
Product	2,407	2,946

Total cost of revenues	12,601	13,858

Gross profit	5,109	4,413
Operating expenses:
Research and development	772	644
Sales and marketing	1,708	2,119
General and administrative	2,409	3,159
Amortization of intangible assets	170	190
Restructuring loss	145	—

Total operating expenses	5,204	6,112

Loss from operations	(95)	(1,699)
Other income (expense):
Interest income	103	314
Interest expense	(3)	(8)
Other income (expense)	39	(2)

Total other income	139	304

Net income (loss)	$44	$(1,395)

Net income (loss) per common share – basic and diluted	$0.00	$(0.07)

Weighted average shares outstanding – basic	19,017	18,931

Weighted average shares outstanding – diluted	19,172	18,931

See accompanying notes.

Digirad Corporation

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2009	2008
Operating activities
Net income (loss)	$44	$(1,395)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	1,261	1,372
Amortization of intangible assets	170	190
Provision for bad debts	127	106
Stock-based compensation	165	180
Restructuring loss	145	—
(Gain) loss on disposal of assets	(40)	16
Amortization of premium on securities available-for-sale	111	14
Changes in operating assets and liabilities:
Accounts receivable	(603)	(1,342)
Inventories	(1,377)	(350)
Other assets	280	(347)
Accounts payable	373	(2)
Accrued compensation	(687)	(704)
Other accrued liabilities	(546)	(338)

Net cash used by operating activities	(577)	(2,600)
Investing activities
Purchases of property and equipment	(125)	(2,606)
Proceeds from sale of property and equipment	898	—
Purchases of securities available-for-sale	(3,871)	(2,560)
Maturities of securities available-for-sale	5,500	8,515

Net cash provided by investing activities	2,402	3,349
Financing activities
Purchases of treasury stock	(11)	—
Issuances of common stock	5	—
Repayment of obligations under capital leases	(17)	(103)

Net cash used by financing activities	(23)	(103)

Net increase in cash and cash equivalents	1,802	646
Cash and cash equivalents at beginning of period	13,525	14,922

Cash and cash equivalents at end of period	$15,327	$15,568

See accompanying notes.

DIGIRAD CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

1. Interim Financial Information

Organization and Business

Digirad Corporation (“Digirad”), a Delaware corporation, is a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and other medical services providers. Digirad has two reportable segments, Digirad Imaging Solutions (“DIS”) and Product. The accompanying consolidated financial statements include the operations of both segments. Intercompany accounts and transactions have been eliminated in consolidation. Substantially all of our revenue arises from sales activity in the United States. Through DIS, we provide in-office services to physicians, offering certified personnel, required licensure, an imaging system and other support and supplies for the performance of nuclear and ultrasound imaging procedures under the supervision of our physician customers. DIS physician customers enter into annual lease contracts for imaging services generally delivered on a per-day basis. Our Product segment sells solid-state gamma cameras and provides camera service and maintenance contracts.

Basis of Presentation

We have prepared the accompanying unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of our management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the entire year. For further information, see our financial statements and related disclosures thereto for the year ended December 31, 2008 in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2009.

Net Income (Loss) Per Share

We calculate net income (loss) per share in accordance with the Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”). SFAS 128 requires presentation of “basic” and “diluted” earnings per share. Basic earnings per share (“EPS”) is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the net income (loss) by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as stock options and non-vested restricted stock units. Common stock equivalents are only included in the calculation of diluted earnings per share when their effect is dilutive. The following table sets forth the computation and diluted net income per share for the three months ended March 31, 2009 and 2008 (in thousands, except per share amounts):

	Three months ended March 31,
	2009	2008
Net income (loss)	$44	$(1,395)
Shares used to compute basic net income (loss) per share	19,017	18,931
Dilutive potential common shares: stock options and restricted stock units	155	—

Shares used to compute diluted net income (loss) income per share	19,172	18,931

Basic and diluted net income (loss) per share	$0.00	$(0.07)

Comprehensive Loss

Comprehensive loss consists of the following components (in thousands):

	Three months ended March 31,
	2009	2008
Net income (loss), as reported	$44	$(1,395)
Unrealized gains (losses) on marketable securities	(238)	32

Comprehensive loss	$(194)	$(1,363)

New Accounting Pronouncements

On January 1, 2009, we adopted FSP FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP FAS 142-3 amends the factors that should be considered in developing a renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). FSP FAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”) and other U.S. generally accepted accounting principles. The application of FSP FAS 142-3 did not have a material impact on our consolidated financial position, results of operations or cash flows.

On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160, Reporting of Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 improves the relevance, comparability and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way. Additionally, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. As of March 31, 2009, we did not hold any noncontrolling interests in subsidiaries, and will apply the provisions of SFAS No. 160 when we have such noncontrolling interests.

On December 31, 2007, SFAS 141(R) was issued and is effective for business combinations with an acquisition date subsequent to December 31, 2008. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Also, under SFAS 141(R), transaction costs will no longer be considered part of the fair value of an acquisition and will be expensed as incurred. We will apply the provisions of SFAS No. 141(R) for future business combinations.

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements. In October 2008, the FASB issued FSP SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active, which clarifies the application of SFAS 157 in an inactive market. The adoption of SFAS 157 did not have a material impact on our consolidated financial position, results of operations or cash flows. See Note 3 for the related disclosures regarding fair value measurement of our investments.

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We did not elect to use the fair value option. Therefore, the adoption of SFAS 159 did not impact our consolidated financial position, results of operations or cash flows.

2. Financial Statement Details

Accounts receivable consists of the following (in thousands):

	March 31, 2009	December 31, 2008
Accounts receivable	$11,043	$10,569
Less reserves and allowance for doubtful accounts	(1,242)	(1,245)

	$9,801	$9,324

Inventories consist of the following (in thousands):

	March 31, 2009	December 31, 2008
Raw materials	$2,527	$1,997
Work-in-process	3,423	3,056
Finished goods	980	520

	6,930	5,573
Less reserves for excess and obsolete inventories	(575)	(595)

	$6,355	$4,978

Property and equipment consist of the following (in thousands):

	March 31, 2009	December 31, 2008
Machinery and equipment	$23,924	$24,743
Computers and software	3,925	3,955
Leasehold improvements	951	768

	28,800	29,466
Less accumulated depreciation and amortization	(16,252)	(16,038)

	$12,548	$13,428

Other accrued liabilities consist of the following (in thousands):

	March 31, 2009	December 31, 2008
Radiopharmaceuticals and consumable medical supplies	$729	$507
Professional fees	271	420
Sales and property taxes payable	206	197
Outside services and consulting	$321	$373
Facilities and related costs	399	400
Travel expenses	238	229
Customer deposits	201	142
Other accrued liabilities	421	543

	$2,786	$2,811

3. Investments

We measure available-for-sale securities at fair value on a recurring basis in accordance with SFAS 157, Fair Value Measurements. Under SFAS 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

The fair values of our available-for-sale securities were determined using the following inputs (in thousands):

		Fair Value Measurements at March 31, 2009 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities:
U.S. treasury securities	$5,185	$5,185	$—	$—
Government sponsored entities	1,552	—	1,552	—
Corporate debt securities	6,044	—	6,044	—

Total available-for-sale securities:	$12,781	$5,185	$7,596	$—

Our investments in U.S. treasury securities were valued based on quoted prices for identical securities as of March 31, 2009. Quoted prices for identical treasury securities are publicly available. Our investments in government sponsored entities and corporate debt securities were valued by a third party pricing vendor using proprietary valuation models and analytical tools. The inputs to these models related to similar instruments and were both objective and publicly available. At December 31, 2008, we owned auction rate securities that were valued using significant unobservable inputs (“level 3”) through the year. We sold these securities during the quarter ended March 31, 2009.

4. Intangible Assets

Intangible assets consisted of the following (in thousands):

	March 31, 2009
	Gross Amount	Accumulated Amortization	Net Book Value
Intangibles subject to amortization:
Customer relationships	$2,600	$1,234	$1,366
Covenants not to compete	300	115	185
Patents	165	53	112

Total intangibles assets:	$3,065	$1,402	$1,663

	December 31, 2008
	Gross Amount	Accumulated Amortization	Net Book Value
Intangibles subject to amortization:
Customer relationships	$2,600	$1,083	$1,517
Covenants not to compete	300	100	200
Patents	165	49	116

Total intangibles assets:	$3,065	$1,232	$1,833

All patents and their related amortization are recorded within the Product segment. All other intangible assets and their related amortization expense as well as goodwill are recorded within the DIS segment. The aggregate amortization expense related to intangible assets with finite lives for the quarters ended March 31, 2009 and 2008 was $0.2 million. Estimated future amortization expense related to intangible assets with finite lives at March 31, 2009 is as follows:

In Thousands
2009 (remaining 9 months)	$410
2010	429
2011	334
2012	236
2013	166
Thereafter	88

Total	$1,663

5. Warranty

We generally provide a 12 month warranty on our gamma cameras. We accrue the estimated cost of this warranty at the time revenue is recorded and charge warranty expense to product cost of revenues. Warranty reserves are established based on historical experience with failure rates and repair costs and the number of systems covered by warranty. Warranty reserves are depleted as gamma cameras are repaired. The costs consist principally of materials, personnel, overhead and transportation. We review warranty reserves quarterly and, if necessary, make adjustments. The activities in our warranty reserve are as follows (in thousands):

	Three months ended March 31,
	2009	2008
Balance at beginning of period	$906	$930
Charges to cost of revenues	143	156
Applied to liability	(240)	(301)

	Three months ended March 31,
	2009	2008
Balance at end of period	$809	$785

6. Restructuring

In response to continued operating losses within our DIS business segment, management initiated a realignment of our imaging business in the fourth quarter of 2008. The realignment included the sale or closure of underperforming DIS hub locations in order to allow us to better focus on hub locations that benefit from our Centers of Influence marketing model. These sales and closures involve the sale or abandonment of property and equipment and staff reductions at the hub locations impacted by the restructuring plans, as well as the reduction of certain management positions.

Restructuring activity through March 31, 2009 is comprised of the following (in thousands):

	Liability as of December 31, 2008	2009 Charges	Cash Payments	Non-cash Settlements	Liability as of March 31, 2009	Total costs incurred as of March 31, 2009	Total expected costs as of March 31, 2009
Restructuring charges:
Loss on property and equipment	$—	$22	$(14)	$(8)	$—	$1,019	$1,019
Severance	203	47	(145)	(80)	25	309	350
Lease obligations	39	76	(7)	—	108	115	130
Other	10	—	(10)	—	—	10	10
Total restructuring charges	$252	$145	$(176)	$(88)	$133	$1,453	$1,509

Restructuring activities are recorded in accordance with SFAS No. 146 and are included in the income (loss) from operations within our DIS business segment. The majority of the losses pertained to property and equipment that were sold or disposed of in the quarters ended March 31, 2009 and December 31, 2008. Severance costs are recorded at the time they are communicated to the affected employees. Losses on leased property at the hub locations are recorded when the lease is abandoned. Our restructuring plan was substantially completed by March 31, 2009.

7. Stock-Based Compensation

We have one stock option plan under which stock options and restricted stock units are granted to our employees and non-employee directors. Stock options granted under this plan generally vest over four years and have a contractual term of ten years from the date of grant. Prior to June 2004, we were authorized to issue options under various other option plans and programs; however, no additional awards may now be made under such plans. Following is a summary of stock-based compensation costs by income statement classification (in thousands):

	Three months ended March 31,
	2009	2008
Cost of DIS revenue	$8	$17
Cost of product revenue	14	11
Research and development	9	13
Sales and marketing	25	24
General and administrative	109	115

Total stock-based compensation	$165	$180

8. Segments

Our reporting segments have been determined based on the nature of the products and/or services offered to customers or the nature of their function in the organization. We evaluate performance based on the operating income contributed by each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in our Annual Report on Form 10-K.

Segment results are as follows (in thousands):

	Three months ended March 31,
	2009	2008
Gross profit by segment:
DIS	$3,657	$2,942
Product	1,452	1,471
Consolidated gross profit	$5,109	$4,413
Income (loss) from operations by segment:
DIS	$287	$(1,271)
Product	(382)	(428)
Consolidated loss from operations	$(95)	$(1,699)
Depreciation, and amortization of intangible assets by segment:
DIS	$1,281	$1,330
Product	150	232
Consolidated depreciation and amortization	$1,431	$1,562

	As of March 31,
	2009	2008
Identifiable assets by segment:
DIS	$23,470	$29,860
Product	36,951	36,866
Consolidated assets	$60,421	$66,726

9. Income Taxes

On January 1, 2007, we adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The adoption of FIN 48 did not impact our consolidated financial condition, results of operations or cash flows.

As of December 31, 2008, we had unrecognized tax benefits of approximately $1.5 million. There has been no significant change in unrecognized tax benefits through March 31, 2009. Due to the existence of the valuation allowance, future changes in our unrecognized tax benefits will not impact our effective tax rate. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

We file income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by tax authorities for years prior to 2003; however, our net operating loss and research credit carry-forwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There were no accrued interest and penalties associated with uncertain tax positions as of March 31, 2009.

10. Commitments and Contingencies

Acquisition

On May 1, 2007, we completed the acquisition of substantially all of the assets and liabilities of Ultrascan, Inc. (“Ultrascan”), a provider of ultrasound imaging systems and services to physicians’ offices and hospitals, in exchange for cash consideration of $7.2 million, the assumption of debt obligations totaling $1.5 million (which were repaid at the closing of the acquisition), and direct transaction costs of $0.1 million. Additional consideration, payable in cash and common stock, of up to $3.9 million may be payable to the seller, or its designees, in the event that certain financial milestones are achieved over a four year period commencing on the date of the acquisition. The additional consideration will be added to goodwill if and when it is earned.

Stock Repurchase Program

On February 4, 2009, our board of directors authorized a stock buyback program to repurchase up to an aggregate of $2.0 million of our issued and outstanding common shares. The timing of stock repurchases and the number of shares of common stock to be repurchased are in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The timing and extent of the repurchase depends upon market conditions, applicable legal and contractual requirements, and other factors. During the three months ended March 31, 2009, we repurchased 11,000 shares of our common stock at a cost totaling $11,000.

Compliance with Laws and Regulations

We are directly, or indirectly through our clients, subject to extensive regulation by the federal government, the states and foreign countries in which we conduct business. The healthcare laws applicable to us are complex and are subject to variable interpretations. We have established a compliance program to identify any compliance issues, correct any identified issues and assist us in remaining in compliance with the applicable healthcare laws, and have instituted other safeguards intended to help prevent any violations of the laws and to remedy any situations that could give rise to violations. We can provide no assurance that these measures will be successful in preventing compliance violations and the resulting fines, penalties or damages.

Legal Matters

In the normal course of business, we have been, and will likely continue to be, subject to litigation or administrative proceedings incidental to our business, such as claims related to customer disputes, employment practices, wage and hour disputes, product liability, professional liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. As litigation and the administrative proceedings are inherently uncertain, we cannot predict the outcome of such matters. While the ultimate outcome of litigation is always uncertain, we do not believe that it will have a material adverse effect on our business or financial results.